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July 24, 2000




Securities and Exchange Commission
Washington, D.C.  20549



We were previously accountants for USLIFE Income Fund, Inc. and, under the date of July 29, 1999, we reported on the financial statements of USLIFE Income Fund, Inc. as of and for the year ended June 30, 1999.
On April 18, 2000 we resigned. We have read USLIFE Income Fund's statements included under Proposal 4 in its Proxy Statement, and we agree with such statements.
Very truly yours,

KPMG LLP
Houston, Texas



July 24, 2000


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